UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2008 (December 8, 2008)
REPLIDYNE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-52082 (Commission File Number)	84-1568247 (I.R.S. Employer Identification No.)

1450 Infinite Drive Louisville, Colorado (Address of principal executive offices)	80027 (Zip Code)
303-996-5500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Effective as of December 8, 2008, Replidyne, Inc. (the “Company”) and Nebojsa Janjic, Ph.D. agreed to terminate the employment of Dr. Janjic as the Company’s Chief Scientific Officer. Dr. Janjic also resigned as the Secretary of the Company, effective as of such date.
(e) Separation Agreement
On December 8, 2008, the Company entered into a separation agreement with Dr. Janjic (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, the Company will pay to Dr. Janjic in a lump sum payment the equivalent of twelve months of his base salary in effect immediately prior to his termination, which is $290,000. The Company also agreed to pay Dr. Janjic (i) a bonus in the amount of $50,000 within 10 days following the consummation of a strategic transaction to which the Company is a party and (ii) a bonus in the amount of $50,000 within 10 days following the sale by the Company of its preclinical programs for a defined minimum purchase price, provided such sale occurs prior to the completion of a strategic transaction to which the Company is a party. In addition, the Company also agreed to pay the premiums of group health insurance COBRA continuation coverage for Dr. Janjic and his eligible dependents up to a maximum period of twelve months from his termination date, with certain exceptions. As consideration for the benefits of the Separation Agreement, Dr. Janjic will execute a full general release of claims against the Company and its affiliates.
Consultant Agreement
On December 9, 2008, the Company entered into a consultant agreement with Dr. Janjic (the “Consultant Agreement”). Pursuant to the Consultant Agreement, Dr. Janjic will advise and consult with the Company with respect to the divestment of the Company’s preclinical programs, finalization of previously initiated studies currently in progress related to these programs and close-out of the Company’s laboratory facilities. Dr. Janjic will also perform such other services that relate to his areas of expertise and which the Company’s executive officers believe would be beneficial to the Company.
Pursuant to the Consultant Agreement, the Company has agreed to pay Dr. Janjic an amount equal to $10,000 for each full month of consulting services rendered to the Company by him during the period from the effective date of the Consultant Agreement until the consummation of the merger with Cardiovascular Systems, Inc. (not to exceed a period of three months) (the “Initial Consulting Period”), subject to pro ration for partial months of service. During the period from March 9, 2009 through June 9, 2009, and for any hours in excess of forty hours per month during the Initial Consulting Period, Dr. Janjic will be compensated at a rate of $300 per hour. In addition, the stock options previously granted to Dr. Janjic during his employment with the Company shall continue to vest for so long as Dr. Janjic continues to provide continuous service (as defined in the Company’s 2006 Equity Incentive Plan) to the Company. The Consultant Agreement also provides that, in the event that the Company consummates a change in control (as defined in the Company’s 2006 Equity Incentive Plan), prior to the termination date of the Consultant Agreement, Dr. Janjic’s outstanding stock options shall become fully vested and exercisable.
The Consultant Agreement terminates on June 9, 2009, provided that the Consultant Agreement will automatically terminate immediately upon “just cause” or the consummation of a change in control (as defined in the Company’s 2006 Equity Incentive Plan). For purposes of the Consultant Agreement, “just cause” means the occurrence of one or more of the following: (i) Dr. Janjic’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Dr. Janjic’s participation in a fraud or act of dishonesty against the Company; (iii) Dr. Janjic’s intentional and material damage to the Company’s property; (iv) Dr. Janjic’s material breach of any provision of the Consultant Agreement that is not remedied within fourteen days of written notice of such breach from the Company’s Board of Directors; (v) Dr. Janjic’s failure to perform the required consulting services in accordance with the Consultant Agreement at the times reasonably requested by the Company; or (vi) Dr. Janjic’s failure to execute his Separation Agreement within twenty-one days of receipt of such Separation Agreement. Dr. Janjic may terminate the Consultant Agreement at his convenience upon ten days prior written notice to the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIDYNE, INC.
Dated: December 11, 2008	/s/ Mark L. Smith
Mark L. Smith
Chief Financial Officer Principal Accounting Officer